Exhibit 4.5.1

LOAN NUMBER	LOAN NAME	ACCT. NUMBER	NOTE DATE	INITIALS
	MGP Ingredients, Inc.		03/31/09	DB

NOTE AMOUNT	INDEX (w/Margin)	RATE	MATURITY DATE	LOAN PURPOSE
$1,500,000.003	Year Treasury Index plus 6.000%	7.250%	03/31/14	Commercial

Creditor Use Only

PROMISSORY NOTE

(Commercial - Single Advance)

DATE AND PARTIES.  The date of this Promissory Note (Note) is March 31, 2009.  The parties and their addresses are:

LENDER:

UNION STATE BANK - BANK OF ATCHISON

545 Main Street

Everest, KS  66424

Telephone: (785) 548-7521

BORROWER:

MGP INGREDIENTS, INC.

a Kansas Corporation

PO Box 130

Atchison, KS  66002

1.               DEFINITIONS.  As used in this Note, the terms have the following meanings:

A.           Pronouns.  The pronouns “I,” “me,” and “my” refer to each Borrower signing this Note, individually and together.  “You” and “Your” refer to the Lender.

B.             Note.  Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note.

C.             Loan.  Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Note.

D.            Loan Documents.  Loan Documents refer to all the documents executed as a part of or in connection with the Loan.

E.              Property.  Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

F.              Percent.  Rates and rate change limitations are expressed as annualized percentages.

2.               PROMISE TO PAY.  For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, the principal sum of $1,500,000.00 (Principal) plus interest from March 31, 2009 on the unpaid Principal balance until this Note matures or this obligation is accelerated.

3.               INTEREST.  Interest will accrue on the unpaid Principal balance of this Note at the rate of 7.250 percent (Interest Rate) until June 30, 2009, after which time it may change as described in the Variable Rate subsection.

A.           Post-Maturity Interest.  After maturity or acceleration, interest will accrue on the unpaid Principal balance of this Note at the variable Interest Rate in effect from time to time, plus an additional 2.000 percent, until paid in full.

B.             Maximum Interest Amount.  Any amount assessed or collected as interest under the terms of this Note will be limited to the maximum lawful amount of interest allowed by state or federal law, whichever is greater.  Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid Principal balance.  Any remainder will be refunded to me.

C.             Statutory Authority.  The amount assessed or collected on this Note is authorized by the Kansas usury laws under Kan. Stat. Ann. § 16-207.

D.            Accrual.  Interest accrues using an Actual/360 days counting method.

E.              Variable Rate.  The Interest Rate may change during the term of this transaction.

(1)     Index. Beginning with the first Change Date, the Interest Rate will be based on the following index: the weakly average yield on United States Treasury securities adjusted to a constant maturity of three years.

The Current Index is the most recent Index figure available on each Change Date. You do not guaranty by selecting this index, or the margin, that the Interest Rate on this Note will be the same rate you charge on any other loans or class of loans you make to me or other borrowers. If this Index is no longer available, you will substitute a similar Index. You will give me notice of your choice.

(2)     Change Date. Each date on which the Interest Rate may change is called a Change Date. The Interest Rate may change June 30, 2009 and every 3 months thereafter.

(3)     Calculation Of Change. On each Change Date you will calculate the Interest Rate, which will be the Current Index plus 8.000 percent. The result of this calculation will be rounded to the nearest .001 percent. Subject to any limitations, this will be the interest Rate until the next Change Date. The new Interest Rate will become affective on each Change Date. The Interest Rate and other charges on this Note will never exceed the highest rate or charge allowed by law for this Note.

(4)     Effect Of Variable Rate. A change in the Interest Rate will have the following effect on the payments: The amount of scheduled payments and the amount of the final payment will change.

4.               REMEDIAL CHARGES.  In addition to interest or other finance charges, I agree that I will pay these additional fees based on my method and pattern of payment.  Additional remedial charges may be described elsewhere in this Note.

A.           Late Charge.  If a payment is more than 10 days late, I will be charged 6.000 percent of the Amount of Payment.  I will pay this late charge promptly but only once for each late payment.

5.               GOVERNING AGREEMENT.  This Note is further governed by the Commercial Loan Agreement executed between you and me as a part of this Loan, as modified, amended or supplemented.  The Commercial Loan Agreement states the terms and conditions of this Note, including the terms and conditions under which the maturity of this Note may be accelerated.  When I sign this Note, I represent to you that I have reviewed and am in compliance with the terms contained in the Commercial Loan Agreement.

6.               PAYMENT.  I agree to pay this Note in installments of accrued interest beginning September 30, 2009, and then on the last day of each 8 month period thereafter.  I agree to pay the entire unpaid Principal and any accrued but unpaid interest on March 31, 2014.

Payments will be rounded to the nearest $.01.  With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf.  Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.

Each payment I make on this Note will be applied first to any charges that I owe other than principal and finance, then to interest that is due, and finally to principal that is due.  If you and I agree to a different application of payments, we will describe our agreement on this Note.  You may change how payments are applied in your sole discretion without notice to me.  The actual amount of my final payment will depend on my payment record.

7.               PREPAYMENT.  I may prepay this Loan in full or in part at any time.  Any partial prepayment will not excuse any later scheduled payments until I pay in full.

8.               LOAN PURPOSE.  The purpose of this Loan is Cash Infusion to Working Capital.

9.               ADDITIONAL TERMS.  A) Additional payment Schedule:  Borrower agrees to make 3 Level principal payments of $150,000 on the following dates:  March 31, 2011, March 31, 2012, March 31, 2013.  A final payment of the remaining principal balance is due on March 31, 2014.  B) Borrower agrees to pay all Bank fees related to this loan transaction including but not limited to the following:  Appraisal Fees, Title Insurance Fees, Attorney Fees, etc.  C) Borrow further agrees to maintain and provide adequate insurance coverage on the property listed in the Mortgage & Security Agreement documents and provide the bank with proof of coverage with the Bank listed as the lien holder on these assets.  D) Borrow and Lender acknowledge that this loan was closed and disbursed to a Cashier’s Check on March 31, 2009 as required by Borrower’s 8th Amendment of Credit Agreement with Commerce Bank, N.A., as agent.  However, Lender will not release Cashier’s Check to Borrower or Commerce Bank, N.A. until Commerce Bank, N.A. provides Lender with a final, acceptable and executed intercreditor Agreement between Lender and Commerce Bank, N.A.

MGP Ingredients, Inc.

Kansas Promissory Note

Initials

KS/4XXXDBALL00000000000156025033109N

© 1996 Bankers Systems, Inc., St. Cloud, MN

10.         SECURITY.  The Loan is secured by the following, previously executed, security instruments or agreements:

(1)          Security Agreement dated 03/31/2009 consisting of Machinery and Equipment

(2)          Real Estate Mortgage dated 03/31/2008 in the amount of $1,500,000.00

(3)          intercreditor agreement dated 3-31-09.

11.         WAIVERS AND CONSENT.  To the extent not prohibited by law, I waive protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.

A.           Additional Waivers By Borrower.  In addition, I, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.

(1)          You may renew or extend payments on this Note, regardless of the number of such renewals or extensions.

(2)          You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.

(3)          You may release, substitute or impair any Property securing this Note.

(4)          You, or any institution participating in this Note, may invoke your right of set-off.

(5)          You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.

(6)          I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

B.             No Waiver By Lender.  Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or any other Loan Document, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.

12.         COMMISSIONS.  I understand and agree that you (or your affiliate) will earn commissions or fees on any insurance products, and may earn such fees on other services that I buy through you or your affiliate.

13.         APPLICABLE LAW.  This Note is governed by the laws of Kansas, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law.  In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Kansas, unless otherwise required by law.

14.         JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS.  My obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it.  You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the Loan.  Extending the Loan or new obligations under the Loan, will not affect my duty under the Loan and I will still be obligated to pay the Loan.  This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns.

15.         AMENDMENT. INTEGRATION AND SEVERABILITY.  This Note may not be amended or modified by oral agreement.  No amendment or modification of this Note is effective unless made in writing and executed by you and me.  This Note and the other Loan Documents are the complete and final expression of the agreement.  If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.  No present or future agreement securing any other debt I owe you will secure the payment of this Loan if, as a result, this Loan would become subject to Section 670 of the John Warner National Defense Authorization Act for Fiscal Year 2007.

16.         INTERPRETATION.  Whenever used, the singular includes the plural and the plural includes the singular.  The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.

17.         NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS.  Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing.  Notice to one Borrower will be deemed to be notice to all Borrowers.  I will inform you in writing of any change in my name, address or other application information.  I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property.  Time is of the essence.

18.         CREDIT INFORMATION.  I agree to supply you with whatever information you reasonably request.  You will make requests for this information without undue frequency, and will give me reasonable time in which to supply the information.

19.         ERRORS AND OMISSIONS.  I agree, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and me.  I agree to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.

20.         WAIVER OF JURY TRIAL.  All of the parties to this Note knowingly and intentionally, irrevocably and unconditionally, waive any and all right to trial by Jury in any litigation arising out of or concerning this Note or any other Loan Document or related obligation.  All of these parties acknowledge that this section has either been brought to the attention of each party’s legal counsel or that each party had the opportunity to do so.

21.         SIGNATURES.  By signing, I agree to the terms contained in this Note.  I also acknowledge receipt of a copy of this Note.

BORROWER:

MGP Ingredients, Inc.

By:	/s/ Timothy W. Newkirk	Date	3/31/09
TIMOTHY W. NEWKIRK, President/CEO

LENDER:

Union State Bank - Bank of Atchison

By:	/s/ Donald E. Ball	Date	3/31/09
Donald E. Ball, Senior Vice President

Initials